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                                                                Exhibit 99(f)

                   System Energy Resources, Inc.
     Computation of Ratios of Earnings to Fixed Charges and
                 Ratios of Earnings to Fixed Charges


                                                                                                 March 31,
                                                   1998      1999       2000     2001     2002     2003

Fixed charges, as defined:
  Total Interest                                 $116,060   $147,982  $118,519 $138,018  $76,639   $76,021
  Interest applicable to rentals                    5,189      3,871     5,753    4,458    3,250     3,224
                                                 ---------------------------------------------------------

Total fixed charges, as defined                  $121,249   $151,853  $124,272 $142,476  $79,889   $79,245
                                                 =========================================================

Earnings as defined:
  Net Income                                     $106,476    $82,375   $93,745 $116,355 $103,352   100,359
  Add:
    Provision for income taxes:
      Total                                        77,263     53,851    81,263   43,761   76,177    76,401
    Fixed charges as above                        121,249    151,853   124,272  142,476   79,889    79,245
                                                 ---------------------------------------------------------

Total earnings, as defined                       $304,988   $288,079  $299,280 $302,592 $259,418  $256,005
                                                 =========================================================
Ratio of earnings to fixed charges, as defined       2.52       1.90      2.41     2.12     3.25      3.23
                                                 =========================================================

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